Exhibit 99.3

Allegiance Bancshares, Inc.

Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of [●] (the “Grant Date”) by and between Allegiance Bancshares, Inc., a Texas corporation (the “Company”), and [●] (the “Grantee”).

WHEREAS, the Company has adopted the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan (the “Plan”) pursuant to which Performance Share Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Performance Share Units. Pursuant to Section 7.3 of the Plan, the Company hereby grants to the Grantee an Award for a target number of [●] Performance Share Units (the “Target Award”). Each Performance Share Unit (“PSU”) represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Period will be determined by the level of achievement of the Performance Goals in accordance with Exhibit I attached hereto. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on [●] and ending on [●].

3.Performance Goals.  The number of PSUs earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit I and shall be rounded to the nearest whole PSU. Promptly following completion of the Performance Period, the Committee will review and determine (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of PSUs that the Grantee shall earn, if any, subject to compliance with the requirements of Section 4.  All determinations of whether Performance Goals have been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion, and shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4.Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs that are earned pursuant to Section 3 will vest and become nonforfeitable on [●], subject to the Grantee’s Continuous Service from the Grant Date through [●] (the “Vesting Date”).  Any PSUs that are not earned will not vest.

5.Termination of Continuous Service.

5.1Except as otherwise expressly provided in this Agreement, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her PSUs have vested, the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee with respect to such forfeited PSUs under this Agreement.

5.2Notwithstanding Section 5.1, if the Grantee’s Continuous Service terminates on or after the first anniversary of the Grant Date and prior to the last day of the Performance Period as a result of the Grantee’s death, Disability or termination by the Company without Cause, the Committee shall determine in good faith (a) the extent to which the Performance Goals for the Performance Period have been achieved on a pro rata basis based upon such audited or unaudited financial information then available as it deems relevant, and (b) the number of PSUs earned, if any, based on such level of achievement; provided, however, that no more than the Target Award number of PSUs may be earned based on such achievement.  The Grantee will (i) vest on the date of termination in a pro rata portion of any such earned PSUs calculated by multiplying the number of earned PSUs by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the period between the first day of the Performance Period and the Vesting Date (the “Pro Rata Measurement Period”), and (ii) forfeit on the date of termination any PSUs that do not vest pursuant to (i) above.  No PSUs shall vest if Grantee’s Continuous Service terminates for any reason prior to the first anniversary of the Grant Date.

5.3Notwithstanding Section 5.1, if the Grantee’s Continuous Service terminates on or after the last day of the Performance Period and prior to the Vesting Date as a result of the Grantee’s death, Disability or termination by the Company without Cause, the Grantee will (i) vest on the date of termination in a pro rata portion of the PSUs earned by the Grantee pursuant to Section 3, if any, calculated by multiplying the number of earned PSUs by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Pro Rata Measurement Period and the denominator of which equals the total number of days in the Pro Rata Measurement Period, and (ii) forfeit on the date of termination any PSUs that do not vest pursuant to (i) above.

6.Effect of a Change in Control. Upon the occurrence of a Change in Control prior to the vesting of any PSUs hereunder, the disposition of the unvested RSUs shall be as follows:

6.1If the Change in Control occurs prior to the first anniversary of the Grant Date, the Grantee’s unvested PSUs shall be automatically forfeited upon the occurrence of such Change in Control and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

6.2If the Change in Control occurs on or after the first anniversary of the Grant Date and on or prior to the date that is eighteen (18) months after the Grant Date, and the Grantee’s Continuous Service has not terminated for any reason prior to the date of such Change in Control, the Committee shall determine in good faith (a) the extent to which the Performance Goals for the Performance Period have been achieved on a pro rata basis based upon such audited or unaudited financial information then available as it deems relevant, and (b) the number of PSUs earned, if any, based on such level of achievement; provided, however, that no more than the Target Award number of PSUs may be earned based on such achievement.  The Grantee will (i) vest in any such earned PSUs immediately prior to such Change in Control, and (ii) forfeit at such time any PSUs that do not vest pursuant to (i) above.

6.3If the Change in Control occurs after the date that is eighteen (18) months after the Grant Date and prior to the last day of the Performance Period, and the Grantee’s Continuous Service has not terminated for any reason prior to the date of such Change in Control, the Committee shall determine in good faith (a) the extent to which the Performance Goals for the Performance Period have been achieved on a pro rata basis based upon such audited or unaudited financial information then available as it deems relevant, and (b) the number of PSUs earned, if any, based on such level of achievement.  The Grantee will (i) vest in any such earned PSUs immediately prior to such Change in Control, and (ii) forfeit at such time any PSUs that do not vest pursuant to (i) above.

6.4If the Change in Control occurs on or after the last day of the Performance Period and prior to the date of vesting set forth in Section 4, and the Grantee’s Continuous Service has not terminated for any reason prior to the date of such Change in Control, the Grantee will vest in the PSUs earned by the Grantee pursuant to Section 3, if any, immediately prior to such Change in Control.

7.Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the date such PSUs vest pursuant to Section 4, 5 or 6, and in any event within forty-five (45) days following such date. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

8.Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

9.Rights as Shareholder; Dividend Equivalents.

9.1The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

9.2Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

10.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

11.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

12.Tax Liability and Withholding.

12.1The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)tendering a cash payment;

(b)authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum statutory tax rates applicable to the Grantee; or

(c)delivering to the Company previously owned and unencumbered shares of Common Stock.

12.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

13.Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

16.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

21.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

22.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

23.No Impact on Other Benefits. The value of the Grantee’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Allegiance Bancshares, Inc.

By:______________________________

Name:______________________________

Title:______________________________

Grantee

By:______________________________

[Name]

Exhibit i

[To be determined for each award.]